                                                                 EXHIBIT 99.D-4
                                                                 --------------
                                                                    EXHIBIT D-4




                           UNITED STATES OF AMERICA
                     FEDERAL ENERGY REGULATORY COMMISSION

Before Commissioners:    James J. Hoecker, Chairman;
                         Vicky A. Bailey, and William L. Massey.


Boston Edison Company          )    Docket No. EC97-39-000
BEC Energy                     )


ORDER CONDITIONALLY AUTHORIZING
DISPOSITION OF JURISDICTIONAL FACILITIES
TO IMPLEMENT A CORPORATE REORGANIZATION

(Issued September 11, 1997)

     In this order, the Commission conditionally authorizes a disposition of jurisdictional facilities that will, through a corporate reorganization, result in the formation of a holding company. As a result of this restructuring, Boston Edison Company (Boston Edison) will become a wholly-owned subsidiary of BEC Energy, a public utility holding company.

1.  Background
    ----------

     1.   Description of Boston Edison and Its Current Corporate Structure
          ----------------------------------------------------------------

     Boston Edison is an investor-owned public utility that is currently engaged in the generation, transmission, distribution, and sale of electric energy. Boston Edison supplies electricity at retail to an area of 590 miles in Massachusetts, including the City of Boston and surrounding cities and towns, and also sells electric energy at wholesale to, and transmits electric energy in interstate commerce for, other electric utilities and municipal electric departments under rate schedules on file with the Commission./1/ Boston Edison States/2/ that it is a public


------------------------------
   /1/Application of Boston Edison and BEC Energy for Authority to Implement Proposed Corporate Reorganization (Application) at 2.

   /2/Application at 2.

utility as defined in section 201(e) of the Federal Power Act (FPA)/3/ and also is an "exempt holding company" under the Public Utility Holding Company Act of 1935 (PUHCA)./4/









------------------------------
   /3/16 U.S.C. [S] 824 (1994).

   /4/15 U.S.C. [SS] 79 - 79z-6 (1994).

     Boston Edison's wholly-owned subsidiary, Harbor Electric Energy Company (Harbor Electric), delivers electric energy from Boston Edison to a large retail customer, the Massachusetts Water Resources Authority. Harbor Electric owns a small distribution system that is used only for local distribution. According to Boston Edison and BEC Energy (collectively, the Applicants), Harbor Electric is not subject to the Commission's jurisdiction because it does not sell electric energy for resale in interstate commerce, or own or operate any interstate transmission facilities./5/










------------------------------
   /5/Boston Edison and BEC Energy Supplemental Information Filing of July 18, 1997 (Supplemental Filing) at 1-2.

     Boston Edison also currently wholly owns an unregulated subsidiary, Boston Energy Technology Group (BETG), which, along with several of the latter's subsidiaries, is engaged in various businesses. For example, one BETG subsidiary owns a 50 percent interest in EnergyVision, L.L.C. (EnergyVision), a joint venture that markets electricity, natural gas, and energy-related services to retail customers in New England. According to the Applicants, EnergyVision does not own electric transmission lines or interstate gas pipelines, does not provide electric transmission or natural gas transportation services, and limits itself to retain transactions./6/ In addition, BETG, through another subsidiary, has entered into a telecommunications joint venture with RCN Telecom Services, Inc. to provide local and long-distance telephone service, video and high-speed Internet access./7/

     2.   The Proposed Corporate Reorganization
          -------------------------------------

     According to the Applicants, to effect the proposed corporate restructuring, Boston Edison has formed BEC Energy and BEC Energy's wholly-owned subsidiary, Boston Edison Mergeco Electric Company (Mergeco), neither of which currently has any business or properties of its own. All outstanding BEC Energy common shares are currently owned by Boston Edison, while the authorized stock of Mergeco is currently subscribed for by BEC Energy and will be issued to BEC Energy upon approval of the Massachusetts Department of Public Utilities (Massachusetts Commission). Boston Edison, Mergeco, and BEC Energy have entered into a Merger Agreement dated March 25, 1997, under which, subject to shareholder approval, Boston Edison will become a wholly-owned subsidiary of BEC Energy through the merger of Mergeco with and into Boston Edison, with Mergeco ceasing to exist. In the merger, Boston Edison common shares will be exchanged on a share-for-share basis for BEC Energy common shares. None of Boston Edison's other equity securities, including cumulative preferred shares, or its debt would be altered by the merger./8/



------------------------------
   /6/Supplemental Filing at 2.

   /7/Boston Edison Proxy Statement/Prospectus dated March 26, 1997 (Proxy Statement) at 11.

   /8/Application at 4; Proxy Statement at 12. After the merger is consummated, BEC Energy common stock will be publicly traded on the New York Stock Exchange and Boston Stock Exchange. Application at 4. The Applicants state that the merger is structured as a "reverse

------------------------------
triangular merger" for tax purposes. Supplemental Filing at 2.

     Immediately after the merger, Boston Edison will transfer the stock of BETG to BEC Energy. Harbor Electric will remain a wholly-owned subsidiary of Boston Edison./9/

     According to the Applicants, neither BEC Energy nor Mergeco will conduct any operations until all necessary regulatory approvals have been obtained and the merger occurs, at which time BEC Energy will wholly own Boston Edison and Mergeco will cease to exist./10/ The merger is subject to regulatory approval by this Commission, the Massachusetts Commission, the Nuclear Regulatory Commission, and the Securities and Exchange Commission (SEC), and is also subject to the approval of Boston Edison's shareholders./11/



     3.   Reasons for the Proposed Reorganization
          ---------------------------------------

     Boston Edison states that the principal reason for the reorganized corporate structure is "to provide increased financial, managerial, and organizational flexibility in order to better position Boston Edison to operate in the changing electric utility industry." The holding company structure will allow BEC Energy to conduct non-utility business in a more timely manner, and will clearly separate BEC Energy's utility and non-utility businesses./12/


------------------------------

   /9/Application at 4; Proxy Statement at 12.

   /10/Supplemental Filing at 2.

   /11/Application at 3.

   /12/Proxy Statement at 13.

     Boston Edison adds that the Massachusetts Commission has recently commenced several inquiries into restructuring the electric utility industry in Massachusetts aimed at promoting competition and allowing customers to choose their electricity suppliers. In March 1996, the Massachusetts Commission initiated a rulemaking to promulgate regulations that would apply to all Massachusetts electric companies' restructuring plans; the Massachusetts Commission encourages companies subject to its jurisdiction to enter into negotiated settlements consistent with the principles established in that rulemaking, one of which is "the legal or functional separation of the generation and distribution businesses."/13/







------------------------------
   /13/Id.
       --

     In December 1996, Boston Edison, the Massachusetts Attorney General, the Massachusetts Division of Energy Resources (Energy Resources), and several other parties entered into such a negotiated settlement (Settlement Agreement) that, if approved by the Massachusetts Commission, would allow all retail customers in the Boston Edison's service territory to choose their electricity suppliers starting January 1, 1998. The Settlement Agreement also provides that Boston Edison will divest itself of all fossil-fueled generating units. Boston Edison will continue to own the Pilgrim Nuclear Power Station, which would be its only electric generating facility. After the divestiture, Boston Edison's principal business would be electric distribution, along with some transmission business. According to Boston Edison, this is why it "has identified the need to increase its long-term growth potential through investment in related non-utility new business." Boston Edison states that it believes that the holding company structure provides benefits for the conduct of such business by allowing more timely responses to business opportunities, more flexible financing opportunities, and by clearly separating Boston Edison's electric utility business from the non-utility businesses of other BEC Energy subsidiaries./14/

2.   The Application
     ---------------




------------------------------
   /14/Id. at 13-15; Supplemental Filing at 3-4.
       --

     On June 12, 1997, as completed on July 18, 1997, the Applicants filed an application for authorization to dispose of jurisdictional facilities in order to implement the proposed corporate reorganization described above. In the application, the Applicants explain that because the proposed restructuring entails the transfer of ownership of Boston Edison's common stock from existing shareholders to BEC Energy, they are seeking approval under section 203 of the FPA./15/ The Applicants assert that the proposed restructuring is consistent with the public interest, and analyze their proposal under the six so-called Commonwealth Edison factors./16/ They request that the Commission act on their
-------------------
application by no later than September 30, 1997./17/



------------------------------
   /15/Application at 5 (citing Illinois Power Co., 67 FERC
   [P]61,136 (1994); Central Vermont Pub. Serv. Corp., 39 FERC
   [P]61,295 (1987).

   /16/Id. (citing Commonwealth Edison Co., 36 FPC 927, 936-42 (1966), aff'd sub
                                                                       ---------
nom. Utility Users League v. FPC, 394 F.2d 16 (7th cir.), cert. denied, 393 U.S.
---                                                       ------------
953 (1968) (Commonwealth Edison)).
            -------------------

   We recently updated our merger policy, and no longer require analysis under all six of the Commonwealth Edison factors; rather, in analyzing proposed
                  -------------------
   mergers, we now principally focus on three factors: the effect on competition, the effect on rates, and the effect on regulation. Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act, Policy Statement, Order No. 592, FERC Stats. & Regs. [p]31,044 at
   30,111, 30,113-14 (1996), order on reconsideration, 79 FERC [P]61,321
                             ------------------------
   (1997) (Merger

     The Applicants state that the proposed restructuring will not affect Boston Edison's operating costs or rate levels because (1) the costs of the reorganization will not be included in rates, and (2) any future changes in Boston Edison's wholesale power or transmission rates will continue to be subject to the Commission's review./18/ They assert that the proposed restructuring will have no adverse effect on competition because it does not affect the ownership or control of generation or transmission assets or other inputs that can be used as barriers to entry. In fact, they add, the proposed restructuring could have positive effects on competition by insulating utility ratepayers from some of the risks associated with non-regulated activities, which would now be undertaken by more clearly-separated affiliates./19/




------------------------------
   Policy Statement).

   /17/Application at 1.

   /18/Id. at 6.
       --
   /19/Id. at 7.
       --

     Lastly, the Applicants argue that the proposed reorganization would not impair the effectiveness of state or federal regulation because Boston Edison's utility services, rates, and facilities will continue to be subject to regulation by this Commission and the Massachusetts Commission. Specifically, the Applicants state that the restructuring will not impair the Massachusetts Commission's ability to regulate Boston Edison because the utility (and Harbor Electric) will be subject to the same degree of regulation before the reorganization. They note that under Massachusetts law, transactions between BEC Energy and its subsidiaries are subject to the Massachusetts Commission's review and approval. The Applicants assert that making BETG a wholly-owned subsidiary of BEC Energy, rather than of Boston Edison, will, by increasing the "operational delineation" between the public utility and its non-utility affiliates, enhance regulatory auditing of utility costs and revenues. Moreover, aster the restructuring, while BEC Energy will be a holding company, both it and Boston Edison will apply for exempt holding company status under PUHCA, thereby leaving this Commission's jurisdiction over Boston Edison intact, according to the Applicants./20/







------------------------------
   /20/Id.; Supplemental Filing at 5.
       --

     In their Supplemental Filing, the Applicants state that because they propose a corporate reorganization rather than the merger of two independently-owned utilities, there are no "customer impact concerns." Nonetheless, they add, mechanisms to prevent adverse customer impact are in place; these include the Standards of Conduct for affiliate transactions recently promulgated by the Massachusetts Commission, which would govern transactions between Boston Edison and those of its affiliates that engage in energy transactions. The Applicants state that the Standards of Conduct are designed to ensure that regulated companies do not favor their affiliates over other competitors, and that they treat affiliated and non-affiliated parties on a comparable basis./21/

     Another customer protection device is the Management Services Agreement and Tax Sharing Agreement (Management Agreement) between Boston Edison and BEC Energy that is required under Massachusetts law. According to the Applicants, this agreement is designed to ensure proper allocation of costs between a public utility's utility and non-utility businesses. A new version of the agreement will extend its policies and procedures to all Boston Edison affiliates to ensure that transactions between Boston Edison and its affiliates are at arms-length./22/

     Lastly, the Applicants state that the holding company structure itself, by clearly separating Boston Edison's regulated utility business form its non-utility businesses, will afford this Commission and the Massachusetts Commission a better opportunity to monitor the potential for cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business./23/

 3.   Notice of Application, Interventions, and Responsive Pleadings
      --------------------------------------------------------------





------------------------------
   /21/Supplemental Filing at 4. The Standards of Conduct are included in the Supplemental Filing as Exhibit D.

   Id.
   --

   Id.
   --

     Notice of the application was published in the Federal Register,/24/ with interventions or comments due on or before July 18, 1997. Notice of the Applicants' Supplemental Filing was published in the Federal Register,/25/ with interventions or comments due on or before August 5, 1997. Notices of intervention or timely motions to intervene were filed by the Massachusetts Commission, Commonwealth Electric Company (Commonwealth Electric), Energy Resources, the Massachusetts Attorney General, and the Concord Municipal Light Plant (Concord). The latter two entities also filed protests, which are discussed below. Motions to intervene out of time were filed by the Town of Reading Municipal Light Department (Reading) and the Massachusetts Bay Transportation Authority (MBTA).






------------------------------
   /24/62 Fed. Reg. 34,250 (1997).

   /25/62 Fed. Reg. 40,810 (1997).

     In its protest, the Massachusetts Attorney General argues that the proposed restructuring will adversely affect utility operating costs and rate levels and will diminish overall effectiveness of regulatory supervision./26/ Specifically, the Massachusetts Attorney General alleges that the creation of a holding company would facilitate cross-subsidization; for example, BETG's telecommunications joint venture will use Boston Edison's existing fiber optic cable, plant facilities, and rights of way without any assurance that the joint venture is paying fair market value for use of these utility assets. The Massachusetts Attorney General also maintains that the unregulated affiliates will "reap substantial benefit from the goodwill and name recognition" of Boston Edison, which it characterizes as "an uncompensated for benefit that flows directly from the ratepayers themselves."/27/

     Lastly, the Massachusetts Attorney General argues that by adding "a new layer of corporate formalities and management control, regulators' ability to protect consumers' interests will be reduced. It adds that the Commission should not act on the application before the Massachusetts Commission does and requests that the Commission reject the application./28/




------------------------------
   /26/Motion to Intervene and Protest of the Massachusetts Office of the Attorney General (Massachusetts Attorney General Protest) at 3.

   /27/Massachusetts Attorney General Protest at 4-5.

   /28/Id. at 5-6.
       --

     Concord states that, under its long-term contract with Boston Edison, it takes full requirements service from Boston Edison until May 31, 2002 under a rate consisting of a stated demand charge and a fuel adjustment clause (FAC) which includes both Boston Edison's fuel costs and fuel costs charged under its purchased power contracts./29/





------------------------------
   /29/Motion to Intervene and Protest of Concord Municipal Light Plant (Concord Protest) at 2-3. From June 1, 2002 until May 31, 2004, Concord is required to purchase power from Boston Edison at rates based on Boston Edison's embedded cost of service. Thereafter, Concord may terminate the agreement or reduce this level of service upon two years' prior notice. Concord Protest at 2-3.

     According to Concord, the proposed reorganization could adversely affect its contract with Boston Edison since the agreement is with the "existing" (that is, pre-reorganization) Boston Edison and is not assignable. It questions whether the agreement can be transferred to the "new" (that is, post-reorganization) Boston Edison. In addition, Concord asserts that the restructuring creates the opportunity for the "new" Boston Edison to impose greater costs on Concord than were anticipated when the agreement was negotiated. This might occur, Concord maintains, if, pursuant to the Settlement Agreement, BEC Energy subsidiaries were to buy new generating units and set them up as exempt wholesale generators (EWGS) that sell power to their affiliates. Under this scenario, Concord argues, "the BEC Energy EWGS could potentially sell power with low fuel costs to BETG's 'non-utility' marketing business while selling power with high fuel cos's to [Boston Edison], which, in turn, passes on the high fuel costs" to Concord under the Boston Edison-Concord contract./30/ Lastly, Concord claims that the Applicants want to switch their generation-related business to non-regulated companies in order to avoid regulatory oversight, and Concord is concerned that "its contractual rights will be squeezed between the regulated and unregulated functions." It requests a hearing on these issues./31/





------------------------------
   /30/Id. at 5-6.
       --
   /31/Id. at 7-8.
       --

     On August 1, 1997, the Applicants filed an answer to the Massachusetts Attorney General's motion to reject the application and Concord's motion for a hearing, requesting that the Commission deny both motions. In response to the Massachusetts Attorney General's assertions that the BETG telecommunications joint venture creates a potential for cross-subsidization, the Applicants state that the joint venture is unrelated to the proposed reorganization and, in fact, its creation preceded the filing of the application. Moreover, the formation of a holding company structure will not increase any potential for cross-subsidization, but rather would strengthen the "corporate lines of demarcation" between Boston Edison and its unregulated non-utility affiliates, according to the Applicants./32/





------------------------------
   /32/Boston Edison Company's Answer to Motions to Reject and for a Hearing (Answer) at 1-2'

     The Applicants reiterate that the proposed reorganization will not increase Boston Edison's retail rates, which are fixed by the Settlement Agreement between Boston Edison and the Massachusetts Attorney General, or its wholesale rates, which are the product of negotiation and also fixed by contract. They add that both the Massachusetts Commission and this Commission will retain authority over Boston Edison's retail and wholesale rates respectively, and can disallow improper costs. In addition, they note, because BEC Energy and Boston Edison intend to seek exempt holding company status under PUHCA, this Commission will not yield jurisdiction over affiliated transactions to the SEC, and the Massachusetts Commission will retain the right to consider the effect on retail rates of all transactions between Boston Edison and its non-regulated affiliates./33/ Lastly, the Applicants argue that the Massachusetts Attorney General has not shown any reasons why this Commission's decision on the application should be delayed pending action by the Massachusetts Commission./34/

     In response to Concord's argument that its contract with Boston Edison might not be assignable to the "new" Boston Edison, the Applicants state that the same company that served Concord before the creation of the holding company will serve it after the reorganization, and thus there is no "new" Boston Edison and no need for the assignment of the Boston Edison-Concord contract. They argue that Concord's real grievance" seems to be Boston Edison's planned divestiture of its fossil generating plants pursuant to the Settlement Agreement, which is a different issue than the planned reorganization and which does not warrant the holding of a hearing in this proceeding. Lastly, as for Concord's stated fears that the reorganization will facilitate the future creation of EWGs that sell low-cost power to marketing affiliates and high-cost power to Boston Edison, the Applicants respond that the existence of non-utility affiliates is unrelated to the proposed formation of a holding company, that Boston Edison affiliates will continue to exist without regard to whether the Commission approves the instant application, and that appropriate safeguards against preferential dealings among affiliates can be implemented when any Boston Edison-affiliated EWGs are created./35/


4.   Discussion
     ----------

     1.   Procedural Matters
          ------------------





------------------------------
   /33/Answer at 2-3.

   /34/Id. at 3.
       --
   /35/Id. at 3-4.
       --

     Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure,/36/ the notice of intervention of the Massachusetts Commission and the timely, unopposed motions to intervene of the Massachusetts Attorney General, Energy Resources, Concord, and Commonwealth Electric serve to make them parties to the proceeding. Given their interests, the early stage of the proceeding, and the lack of prejudice, we will grant the motions to intervene out of time of Reading and the MBTA./37/





------------------------------
   /36/18 C.F.R. [P]385-214 (1996).

   /37/18 C.F.R. [P]385.214(d) (1996).

     2.   Basis of Commission Jurisdiction
              --------------------------------

     Boston Edison is a public utility within the meaning of the FPA./38/  In

Central Vermont Public Service Corporation,/39/ the Commission concluded that
------------------------------------------
the transfer of ownership and control of jurisdictional facilities through a transfer of a public utility's common stock from existing shareholders to a newly-created holding company constitutes a disposition of jurisdictional facilities requiring prior Commission approval under section 203 of the FPA. Consistent with the Commission's holding in Central Vermont, as Boston Edison's
                                            ---------------
proposed restructuring involves the transfer of ownership of its common stock from existing shareholders to BEC Energy, the proposed disposition is subject to the requirements of section 203.


     3.   The Proposed Disposition
              ------------------------

     We have determined that the Applicants' proposed disposition is consistent with the public interest and, accordingly, we approve it, conditioned as described below.

          1.  Effect on Regulation
              --------------------

     We find that, as conditioned, the proposed disposition will not have any adverse effect on the ability of this Commission, or other regulatory agencies, including the Massachusetts





------------------------------
   /38/See 16 U.S.C. [S] 824 (1994).
       ---

   /39/39 FERC [P]61,295 (1987) (Central Vermont).
                                 ---------------

Commission, to regulate Boston Edison or its affiliates./40/ The Massachusetts Attorney General's allegation that the creation of a holding company structure will add an additional layer of formality which will make the task of regulation more difficult is unsupported and unpersuasive. After the reorganization, this Commission will maintain its regulatory authority to consider any and all wholesale power sale rate-related and/or transmission service rate-related issues arising from the reorganization, including authority over the justness and reasonableness of Boston Edison's jurisdictional rates. In addition, Boston Edison (and Harbor Electric) will continue to be subject to retail rate regulation by the Massachusetts Commission and transactions between BEC Energy and its affiliates will be subject to the approval of the Massachusetts Commission, in accordance with Massachusetts law.

     We find Concord's allegation that the Applicants are undertaking restructuring to avoid regulatory oversight to be equally unconvincing. There will be no diminution of regulatory oversight over jurisdictional facilities, transactions, or rates by virtue of the creation of BEC Energy and the associated reorganization of the Boston Edison system. To the contrary, after the restructuring, BEC Energy will conduct its non-utility businesses through BETG and its subsidiaries, rather than through Boston Edison and its subsidiaries. The new company structure,




------------------------------
   /40/We have held that the most appropriate place in which to consider a proposed merger's effect on state regulation is in proceedings before the relevant state commission(s). Wisconsin Elec. Power Co., et al., 74 FERC [P]
                                                         -----
61,069 at 61,193 (1996), aff'd in relevant part and rev'd. in part, Opinion No.
                         ------------------------------------------
413, 79 FERC [P]61, 741 (1997); Merger Policy Statement at 30,124-25. In light of the Massachusetts Commission's review authority over the proposed reorganization, we have focused on the effect of the reorganization on our own jurisdiction.

     The Massachusetts Attorney General requests that we defer acting on this application pending action by the Massachusetts Commission. However, in the by separating the cost impacts of non-Merger Policy Statement, we stated that we would not delay processing merger utility operations from utility costs and revenues, should facilitate regulatory applications to allow states to compete their own reviews. Merger Policy monitoring of possible cross-subsidization between the two lines of business. Statement at 30,127-
     28. The Massachusetts Attorney General has not persuaded us to depart from this policy.

by separating the cost impacts of non-utility operations from utility costs and revenues, should facilitate regulatory monitoring of possible cross-subsidization between the two lines of business.

     We note, however, that the effect of the reorganization will be to create a new holding company (BEC Energy). In Union Electric Company and Central Illinois
                                     -------------------------------------------
Public Service Company;/41/ and Public Service Company of Colorado and
----------------------          --------------------------------------
Southwestern Public Service Company,/42/ the Commission stated that undero
-----------------------------------
Ohio Power,/43/ if a public utility subsidiary of a registered holding company
----------
enters into a contract for non-power goods or services with an associate company, and obtained SEC approval of that contract, the Commission would lack authority to determine whether, and to what extent, the utility should be allowed to recover the costs incurred under the contract in its Commission-jurisdictional wholesale power and transmission rates./44/ The costs would be flowed through to ratepayers, even if the goods or services were obtained at above-market prices or the costs were imprudently incurred./45/





------------------------------
   /41/77 FERC [P]61,026 (1996), reh'g pending (Union Electric).
                                 -------------  --------------

   /42/75 FERC [P]61,325 (1996), order conditionally approving settlement and
                                 --------------------------------------------
conditionally authorizing proposed merger, 78 FERC [P]61,267 (1997)
-----------------------------------------
(PS Colorado).
 -----------
/43/Ohio Power Co. v. FERC, 954 F.2d 779, 782-86 (D.C. Cir.), cert. denied, 498
                                                              ------------
U.S. 73 (1992) (Ohio Power).
                ----------
   /44/See Union Electric, 77 FERC at 61,108-09; PS Colorado, 75 FERC at 62,046.
       --- --------------                        -----------
   /45/See Union Electric, 77 FERC at 61,109.
       --- --------------

     In the Merger Policy Statement, we stated that in response to the issues raised by Ohio Power, we would continue to use the two-option approach adopted
          ----------
in PS Colorado and Union Electric./46/  That is, where a merger involves a
   -----------     --------------
registered public utility holding company, the applicants may commit themselves to abide by this Commission's policies with respect to intra-system transactions within the newly-formed holding company structure, or go to hearing on the issue of the effect of the merger on effective regulation.

     The Applicants state that they expect both BEC Energy and Boston Edison to be exempt holding companies and that the Commissions will thereby not lose jurisdiction over intra-company transactions./47/ However, the Applicants have not yet filed an application with the SEC requesting exempt holding company status./48/ Additionally, while the filing of such an application in good faith exempts the applicant from SEC regulation under PUHC until the SEC acts upon the application, the SEC may grant or, after notice and an opportunity for hearing, deny or otherwise dispose of the application./49/ If the SEC were to determine that BEC Energy or Boston Edison does not qualify for exempt holding company status, but instead one or the other becomes a registered holding company, Ohio
                                                                           ----
Power would deprive this Commission of authority over certain intra-company
-----
transactions.

     Thus, because the Applicants' status as holding companies under PUHCA is unclear, and because the Commission may not be able to adequately protect ratepayers from affiliate abuse should either Boston Edison or BEC Energy become a registered holding company, we will condition approval of the proposed reorganization on the Applicants' agreeing to abide by our policies with respect to intra-corporate transactions. The Applicants shall inform the Commission within 15 days of the date of this order whether this condition is acceptable.

     Accordingly, we find that the proposed disposition will, as conditions, not have any adverse effect on regulation.





------------------------------
   /46/Merger Policy Statement at 30,125; see PS Colorado, 75 FERC at 62,046 &
                                          --- -----------
n. 23.

   /47/Supplemental Filing at 5.

   /48/See id.
       --- --

   /49/15 U.S.C. [SS]79b, 79c (1994).

          2.  Effect on Rates
              ---------------

     Concord raises issues involving the future divestiture of generating assets by Boston Edison, the creation of EWGs by Boston Edison affiliates, and the potential for those EWGs to sell low-cost power to affiliates other than Boston Edison, while selling high-cost power to Boston Edison, thereby forcing Concord to absorb Boston Edison's higher purchased power costs under the FAC of its full requirements contract./50/




------------------------------
   /50/It is not entirely clear whether these allegations raise issues involving the effect of the proposed reorganization on rates, regulation, or competition. We have chosen to consider them in the first category.

     We agree with the Applicants that these issues are not germane to the instant application to dispose of jurisdictional facilities in order to create a holding company, and that these issues have been raised prematurely. First, given that the Settlement Agreement governs Boston Edison's divestiture of its fossil generating units, and divestiture itself is a crucial aspect of the Massachusetts Commission's restructuring initiative, it is more appropriate for Concord to address its concerns regarding divestiture, and any other issues involving the not yet approved Settlement Agreement, to that agency. Second, Concord will have opportunities, at both the state and federal level, to raise any concerns it has regarding the possible effects of divestiture (including any adverse impact on its contract with Boston Edison) at such time when the specific details of Boston Edison's divestiture plan became known. For example, the Settlement Agreement requires Boston Edison to file with the Massachusetts Commission its proposed plan for divestiture of its generating unites, and any contracts for the sale of its generating units must be filed with the Massachusetts Commission for approval./51/ In addition to these state proceedings,/52/ at such time that Boston Edison proposes to dispose of any jurisdictional facilities, or any of Boston Edison's affiliates seek to sell it power for resale, appropriate applications must be filed with this Commission. Concord may seek to intervene or file a protest in these proceedings, and we will consider whether to grant or deny the applications, and the need to impose any safeguards, at that time. However, we will not set the instant application for hearing simply because the Massachusetts Commission's restructuring initiative involves future divesture and unbundling.





------------------------------
   /51/Settlement Agreement at 26.

   /52/Under PUHCA section 32(c), before any of Boston Edison's rate-based facilities could be an eligible facility, the Massachusetts Commission would have to find that such action (1) will benefit consumers, (2) is in the public interest, and (3) does not violate state law. 15 U.S.C. [S]79z-5a(c) (1994).

     Lastly, we note that, in its protest, Concord concedes that it is currently negotiating with Boston Edison regarding Settlement Agreement-related issues and is not seeking a Commission determination of the "continued validity" of its contract with Boston Edison./53/ Concord itself suggests (and we agree that some of its contract-related concerns -- which presumably include the propriety of FAC charges -- are more appropriately raised in a separate complaint proceedings./54/ Under these circumstances, we find that a hearing on Concord's allegations is not warranted in this proceeding, and we deny Concord's motion for a hearing./55/

     In its protest, the Massachusetts Attorney General alleges the proposed reorganization will facilitate cross-subsidization among the affiliates and that Boston Edison may not be adequately compensated by its non-utility subsidiaries for the latter's possible use of Boston Edison's utility assets and the utility's name and good will. However, we agree with the Applicants that none of the Massachusetts Attorney General's allegations warrants rejecting the application, and we deny the Massachusetts Attorney General's motion for rejection. The Massachusetts Commission's Standards of Conduct and the Management Agreement, as it will be modified for the reorganized BEC Energy system, will both act to help protect against cross-subsidization between the utility and non-utility affiliates and ensure comparable treatment between affiliates and non-affiliates as well as arm's-length relationships among affiliates. With these customer protection mechanisms in place, the creation of a holding company structure for Applicants will not increase the potential for affiliate abuse or preferential dealings. Moreover, as the Applicants point out, it is not clear what relationship the creation of a holding company has to any concerns the Massachusetts Attorney General might have regarding non-utility affiliates' adverse effects on Boston Edison's rates; the non-utility affiliates have been in existence and operating unregulated businesses since before the instant application was filed.




------------------------------
   /53/Protest of Concord at 4-5, n.3.

   /54/Id.
       --
   /55/In addition, we agree with the Applicants that there is no issue involving the assignment of the Boston Edison-Concord agreement. While Boston Edison will become a wholly-owned subsidiary of BEC Energy, it will continue to operate as the seller as it did before, and under its own name. Thus, Boston Edison will not need to assign any of its contracts to a successor.

     Accordingly, we find that the proposed disposition will not have any adverse effect on rates.

         3.  Effect on Competition
             ---------------------

     We find that the proposed disposition will have no adverse effect on competition. While the proposed reorganization results in a change in ownership or control of jurisdictional facilities by virtue of the creation of the new holding company, it involves only Boston Edison and its affiliates and does not itself result in any change in the operation of Boston Edison's facilities or other inputs that could be used as barriers to entry, that would have an anti-competitive effect.

     4.  Other Matters
         -------------

         1.  Indirect Mergers
             ----------------

     While BEC Energy or Boston Edison is not proposing to merge with another holding company at this time, it is possible that in the future such a merger may take place. In an order approving a similar reorganization,/56/ the Commission clarified its jurisdiction under section 203 regarding the effect that mergers of public holding companies have on their public utility subsidiaries. While noting that it does not have jurisdiction over public utility holding company mergers or consolidations, the Commission concluded that ordinarily, when holding companies merge, an indirect merger involving their public utility subsidiaries also takes place. Consequently, the Commission stated:





------------------------------
   /56/Illinois Power Co., 67 FERC [P]61,136 (1994) (Illinois Power).
                                                     --------------

        We therefore will presume, subject to rebuttal, that mergers between public utility holding companies also accomplish an indirect merger of their public utility subsidiaries. If the public utilities can rebut the presumption, we will find that jurisdiction will not attach until such time as the public utility subsidiaries formally merge or consolidate their facilities. If the public utilities cannot rebut the presumption, section 203 approval of the indirect merger of the public utilities will be required./57/

     To rebut the presumption, the public utility subsidiaries must show:

        (1) that they will continue to exercise independent decision-making authority; (2) that their proprietary, financial and corporate information will not be available to each other, either directly or indirectly; and (3) that they will compete on price and service in the same markets to the same extent they have competed in the past./58/





------------------------------
   /57/Illinois Power, 67 FERC at 61,354-55 (footnote omitted).
       --------------

   /58/Id. at 61,355 (footnote omitted).
       --

If the public utilities are able to rebut the presumption, the Commission will not exercise its section 203 jurisdiction "until such time that the public utility subsidiaries formally merge or consolidate their facilities."/59/

     Accordingly, the Applicants are advised that, in the event that BEC Energy or Boston Edison seek to merge with another public utility holding company, the affected public utility subsidiaries of the holding companies are required to file under section 203 for approval of the indirect merger of the public utilities, or, alternatively, to file evidence to rebut the presumption that the holding company merger would not result in an indirect merger of the public utility subsidiaries.

          3.  Accounting Treatment
              --------------------

     The Applicants have not indicated what accounts will be charged with the costs associated with the formation of the holding company structure. Therefore, we will direct Boston Edison to record all costs incurred in the formation of BEC Energy that are not passed on to BEC Energy in Account 426.5, Other Deductions.

The Commission orders:
----------------------

     (A) The proposed disposition of jurisdictional facilities of Boston Edison in the above-described corporate restructuring is consistent with the public interest and is hereby conditionally authorized, as discussed in the body of this order.

     (B) The Commission retains authority under section 203(b) of the Federal Power Act to issue supplemental orders as appropriate.

     (C) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost or any other matter whatsoever now pending or which may come before the Commission.

     (D) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

     (E) Boston Edison shall record all costs involved in the formation of BEC Energy that are not passed on to BEC Energy in Account 426.5, Other Deductions.

     (F) In the event that BEC Energy or Boston Edison should seek to merge with another public utility holding company, the public utility subsidiaries of those companies are required to make appropriate filings under section 203 of the Federal Power Act, as discussed in the body of this order.




------------------------------
   /59/Id. at 61,354.
       --

     (G) The Applicants shall inform the Commission within 15 days of the date of this order whether they agree to abide by the Commission's policies with respect to intra-corporate transactions within a newly-formed holding company structure, as discussed in the body of this order.

     (H) The motions to intervene out of time of Reading and the MBTA are hereby granted.

     (I) The Massachusetts Attorney General's motion for rejection and Concord's motion for a hearing are hereby denied, as discussed in the body of this order.



By the Commission.

(S E A L)

                                        /s/ Lois D. Cashell
                                        Lois D. Cashell,
                                         Secretary

                                 BOSTON EDISON
                               Executive Offices
                              800 Boylston Street
                          Boston, Massachusetts 02199



                                            September 25, 1997



The Honorable Lois D. Cashell
Secretary
Route ES-1, Room 11G-1
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, DC  20426

     Re:    Boston Edison Company and BEC Energy,
            Docket No. EC97-39-000
            -------------------------------------

Dear Ms. Cashell:

     In accordance with the Commission's September 11, 1997 order in the captioned proceeding and in compliance with Ordering Paragraph G thereof, I write on behalf of the Applicants to inform you that the Applicants commit for Commission ratemaking purposes to abide by the Commission's policy regarding the treatment of costs and revenues associated with intra-corporate transactions.


                                            Very truly yours,

                                            /s/ Theodora S. Convisser
                                            -------------------------
                                            Theodora S. Convisser
                                            Counsel for BEC Energy and
                                              Boston Edison Company
TSC/cmc

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